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                                                                      EXHIBIT 23


                          Independent Auditors' Consent



The Board of Directors
The John Nuveen Company:

We consent to incorporation by reference in the registration statement (No. 33-46922) on Form S-8 of The John Nuveen Company of our report dated January 20, 1998, relating to the consolidated balance sheets of The John Nuveen Company as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in common stockholders' equity, and cash flows and for each of the years in the three-year period ended December 31, 1997, which report is incorporated by reference in the December 31, 1997 annual report on Form 10-K of The John Nuveen Company.


/s/  KPMG Peat Marwick LLP
Chicago, Illinois
March 27, 1998